EXHIBIT 16.1

August 8, 2007

Office of the Chief Accountant, Division of Corporation Finance

100 F Street, NE

Washington, DC 20549-7561

Re: American Claims Evaluation, Inc.

Commission File Number: 0-14807

Dear Sirs:

We have read Item 4.01 of the Form 8-K dated August 8, 2007 of American Claims Evaluation, Inc. and are in agreement with the statements contained in paragraphs one, two and three therein. We have no basis to agree or disagree with the other statements made therein.

/s/ J.H. Cohn LLP
Jericho, New York